RULE 22c-2 AGREEMENT

This Agreement entered into as of April 16, 2007 by and between Principal Life Insurance Company (the "Company") and AIM Investment Services, Inc. ("AIS"), transfer agent for the AIM Variable Insurance Funds (the "Fund") with an effective date of October 16, 2007.

Prior to the effective date of this Agreement, the Fund and the Company agree that any request made to the Company by the Fund for shareholder transaction information, and the Company's response to such request, shall be governed by whatever agreement is in effect between the Fund and the Company that is intended to govern such requests.

1. The terms below shall have the following meanings, unless a different meaning is clearly required by the contexts:

(a) The term "Fund" does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

(b) The term "Shares" means the interests of Contract owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

(c) The term "Contract owner" means the holder of interests in a variable annuity or variable life insurance contract issued by the Company ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

(d) The term "Contract owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

(e) The term "Contract owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as

a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

(f) The term "written" includes electronic writings and facsimile transmissions.

2. NOW, THEREFORE, the Fund and the Company hereby agree as follows:

(a) Company agrees to provide AIS or the Fund, upon written request, the taxpayer identification number ("TIN"), "), the Individual/International Taxpayer Identification Number ("ITIN")*, if known, of any or all Contract owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Upon further request by AIS or the Fund, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Contract Owner(s) account which has been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b) Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. AIS or the Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c). Company agrees to provide, promptly but in no event later than five (5) business days upon request of AIS or the Fund, the requested information specified in 2.(a). If requested by AIS or the Fund, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.(a) is itself a financial intermediary ("indirect intermediary") and, upon further request of AIS or the Fund, promptly either (i) provide (or arrange to have provided) the information set forth in 2.(a) for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform AIS whether it plans to perform (i) or (ii).

Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by AIS or the Fund and the Company; and to the extent

* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

practicable, the format for any transaction information provided to AIS should be consistent with the NSCC Standardized Data Reporting Format.

(d) AIS and the Fund agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

(e) Company agrees to execute written instructions from AIS to restrict or prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by AIS as having engaged in transactions of the Fund's Shares (directly or indirectly through the Company's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract owner-Initiated Transfer Purchases or Contract owner-Initiated Transfer Redemptions that are effected directly or indirectly through Company.

(f) Instructions must include the TIN, ITIN, or GII and the specific individual Contract or policy number associated with the Contract owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract or policy number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract owner, information regarding those trades of the contract holder that violated the Fund's policies.

(g) Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.

(h) Company must provide written confirmation to the Fund that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4. This Agreement will terminate upon the termination of the Fund participation Agreement.

5. The Company shall not assign this Agreement without the prior written consent of AIS, which consent shall not be unreasonably withheld or delayed. AIS may assign this Agreement to any other affiliated entity which undertakes the role of transfer agent for the Funds and will provide prompt notice to the Company of any such assignment.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of April 16, 2007.

PRINCIPAL LIFE INSURANCE COMPANY

Sara Wiener

By: Sara Wiener
Title: Director – Product Management

AIM INVESTMENT SERVICES, INC.

By: William J Galvin, Jr.
Title: President